POET Technologies
List of Associated Companies
2021

All Companies 100% owned except for JV


POET Technologies Inc.
(Ontario - Canada)
100%
100%
Opel Solar Inc.
(USA - Delaware)
100%
BB Photonics Inc. (USA
-New Jersy)
100%
POET Technologis Pte Ltd.
(Singapore)
47%
Super Photonics Xiamen
Co., Ltd (JV)
100%
ODIS Inc.
(USA - Delaware)
100%
POET Optoelectronics
Shenzhen Co. Ltd (China)

POET Technologies	Head office, adminsitrative functions, entity to raise capital. 2% of R&D performed out of POET
Opel Solar	Owns some historic patents that are not involved in the current tech. Was the operating sub in the US when the company had a solar business
ODIS Inc	Operating sub doing R&D in the US. 30% of R&D is from the US.
POET Singapore	Singapore sub currrently doing bearing lion share of tech development. Currently stands at 68%
POET SZ	Operating sub in China
BB Photonics	Dormant entity
Super Photoncis	JV established in March 2021